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                                                                  Exhibit 10.25

                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

                  This Separation Agreement and General Release ("Agreement") is made and entered into this 18th day of November, 2002, by and between Register.com, Inc. (hereinafter the "Company" or "Employer") and Rajiv Samant ("Employee") (hereinafter collectively referred to as the "Parties"), and is made and entered into with reference to the following facts.

                                    RECITALS

                  WHEREAS, Employee was hired by the Company on or about June 28, 2001, pursuant to a Letter Agreement of Employment (the "Employment Agreement"), as its Chief Operating Officer; and

                  WHEREAS, the Company sold Employee 15,420 restricted shares of the Company's common stock pursuant to a Stock Issuance Agreement, dated June 28, 2001 (the "First Stock Grant"); and

                  WHEREAS, the Company provided Employee with a loan in the amount of $97,463.32 pursuant to a Promissory Note, dated July 25, 2001 (the "Employee Loan"), of which $64,975.55 is outstanding; and

                  WHEREAS, the Company provided Employee with a second grant of 34,247 shares of the Company's common stock pursuant to a Stock Issuance Agreement, dated August 13, 2002 (the "Second Stock Grant"); and

                  WHEREAS, the Company has made stock option grants to Employee, a portion of which have vested (the "Options"); and

                  WHEREAS, the Company and Employee have agreed to terminate their employment relationship effective October 29, 2002; and

                  WHEREAS, the Parties each desire to resolve any potential disputes that exist or may exist arising out of Employee's employment with the Company and/or the termination thereof.

                  NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

                                    AGREEMENT

                  1. Agreement By the Employee. In exchange for the payments described in paragraph 2 below and the other agreements of the Company contained herein, Employee agrees to the following:

                           (a) that his employment with the Company is terminated effective October 29, 2002 (hereinafter the "Termination Date"); and

                           (b)      to be bound by the terms of this entire
                                    Agreement.

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                  2. Agreement By the Company. In exchange for Employee's
agreement to be bound by the terms of this entire Agreement, including but not limited to the Release of Claims in paragraph 3, the Company agrees to the following:

                           (a)      the Company agrees to classify the
                                    Employee's termination as without "Cause";
                                    and

                           (b) the Company acknowledges that, pursuant to the Employment Agreement, the unpaid principal and interest of the Employee Loan shall be forgiven as of the Effective Date; and

                           (c) the Company shall pay to the Employee a lump-sum payment, in the amount of thirty thousand Dollars ($30,000), less statutory deductions and withholdings relating to this payment and the forgiveness of the Employee Loan, payable upon the first regularly scheduled payroll date following the Effective Date, as defined below.

                  Employee acknowledges that, absent this Agreement, he has no legal, contractual or other entitlement to the consideration set forth in this paragraph and that the amount set forth in this paragraph constitute valid and sufficient consideration for Employee's release of claims and other obligations set forth herein. Specifically, Employee waives any additional payments or benefits under the Employment Agreement. Employee further acknowledges and agrees that no portion of the First Stock Grant or the Second Stock Grant has vested, and the Company intends to exercise its right to repurchase all of the stock granted to Employee pursuant to the respective Stock Issuance Agreements, which shall continue to govern the terms of the First and Second Stock Grants. Employee further agrees to undertake all necessary actions to effect the Company's exercise of its repurchase right, including surrendering any stock certificates issued to Employee in connection with the First or Second Stock Grants.

                  3. Release of Claims. Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, including but not limited to any claims to entitlement to payments or benefits under the Employment Agreement, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys' fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the New York Human Rights Law, the New York City Administrative Code, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act. This release shall not affect any rights to indemnification pursuant to the Company's Amended and Restated Certificate of Incorporation and/or to insurance coverage pursuant to such directors and officers insurance policy as the Company may maintain. The Company will not remove Employee from coverage under any such policy.


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                  The Company hereby expressly waives, releases, acquits and forever discharges the Employee from any and all claims, demands, and causes of action which the Company has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on the Company's behalf from the beginning of time up to and including the date of this Agreement, provided, however that the foregoing release shall not apply to acts of intentional malfeasance committed by the Employee against the Company which are unknown to the Company at the time it executes this Agreement.

                  4. Last Date of Employment. It is understood and agreed that Employee's last date of employment with Employer is October 29, 2002.

                  5. Receipt of Wages and Other Compensation. Employee acknowledges and agrees that, prior to his execution of this Agreement, he has received payment for all wages, salary, bonuses, accrued vacation and all other compensation owed to Employee by the Company.

                  6. Company Property/Proprietary Information. Employee agrees to continue to abide by the terms of the Proprietary Information, Inventions and Non-Solicitation Agreement, the terms of which are incorporated herein by reference and a copy of which is attached hereto as Attachment A.

                  7. Acceptance of Agreement/Revocation. This Agreement was received by Employee on October 29, 2002. Employee may accept this Agreement by returning a signed original to the Company. This Agreement shall be withdrawn if not accepted in the above manner on or before November 19, 2002 Employee shall have seven (7) days after signing this Agreement to revoke it by delivering written confirmation of revocation to the Company within the seven (7) day period. The eighth day following Employee's execution and delivery of this Agreement shall be the "Effective Date."

                  8. Non-Admission of Liability. The Company denies any wrongdoing whatsoever in connection with its dealings with Employee, including but not limited to Employee's employment and termination. Employee denies any wrongdoing whatsoever in connection with his dealings with the Company. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company or the Employee.

                  9. No Filing of Claims. Employee represents and warrants that he does not presently have on file, and further represents and warrants that he will not hereafter file, any claims, charges, grievances or complaints against any of the Releasees (defined above) in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to the date of this Agreement.

                  10. Ownership of Claims. Employee represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which she may have against the Releasees. The Company represents and warrants that it is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. The Company further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which it may have against Employee.


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                  11. Confidentiality. Employee understands and agrees that, until this Agreement is publicly filed, this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that Employee will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of his immediate family members and professional representatives, unless required by subpoena or court order. Employee further agrees that he will not, at any time in the future, make any statements to any third parties that disparage any of the Releasees personally or professionally. The Company further agrees that its officers, executives and directors will not, at any time in the future, make any statements to any third parties that disparage Employee personally or professionally.

                  12. Tax Indemnification. It is understood and agreed that Employee is liable for all tax obligations, if any, with respect to the settlement payments provided for herein. Employee agrees to indemnify, defend and hold harmless Employer from any and all taxes, assessments, penalties, loss, costs, attorneys' fees, expenses or interest payments that Employer may at any time incur by reason of any demand, proceeding, action or suit brought against Employer arising out of or in any manner related to any local, state or federal taxes owed by Employee in connection with this Agreement.

                  13. New York Law Applies. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of New York. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the State of New York, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

                  14. Successors and Assigns. The Parties expressly understand and agree that this Agreement, and all of its terms, shall be binding upon their representatives, heirs, executors, administrators, successors and assigns.

                  15. Consultation with Counsel. Employee acknowledges that he has been advised to consult with legal counsel of his choice prior to execution and delivery of this Agreement.

                  16. Integration. Except as otherwise specifically provided for, this Agreement constitutes an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Employee represents and warrants that he is not relying on any promises or representations which do not appear written herein. Employee further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

                  17. Counterparts. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document.

                  18. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

                  19. Severability. If any provision in this Agreement is held to be invalid, the remainder of this Agreement shall not be affected by such a determination.

                  20. Voluntary Agreement. EMPLOYEE UNDERSTANDS AND AGREES THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.


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                  IN WITNESS WHEREOF, the Parties hereto have executed this
Agreement on the dates provided below.



DATED:  November 14, 2002                   REGISTER.COM, INC.



                                            By:  /s/ Jack Levy
                                                -------------------------------
                                            Its: VP & General Counsel



DATED:  November 18th, 2002                 RAJIV SAMANT


                                            /s/ Rajiv Samant
                                            -----------------------------------




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